As filed with the Securities and Exchange Commission on August 16, 2000
                                                    Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                         BOLDER TECHNOLOGIES CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                                      84-1166231
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                              --------------------

                            4403 TABLE MOUNTAIN DRIVE
                             GOLDEN, COLORADO 80403
                                 (303) 215-7200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                                 ROGER F. WARREN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         BOLDER TECHNOLOGIES CORPORATION
                            4403 TABLE MOUNTAIN DRIVE
                             GOLDEN, COLORADO 80403
                                 (303) 215-7200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   COPIES TO:
                             JAMES H. CARROLL, ESQ.
                            ANDREW D. DICKINSON, ESQ.
                               COOLEY GODWARD LLP
                        2595 CANYON BOULEVARD, SUITE 250
                                BOULDER, CO 80302
                                 (303) 546-4000

                              --------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

         From time to time after the effective date of this registration statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



=================================================================================================================================
                                                                  PROPOSED                   PROPOSED
 TITLE OF EACH CLASS OF SECURITIES TO      AMOUNT TO BE       MAXIMUM OFFERING           MAXIMUM AGGREGATE           AMOUNT OF
             BE REGISTERED                  REGISTERED        PRICE PER UNIT(1)          OFFERING PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------ -----------------------------------------------

Debt securities(2)                              (3)                  (3)                        (3)

Preferred stock, par value $.001                (3)                  (3)                        (3)

Depositary shares representing                  (3)                  (3)                        (3)
preferred stock (4)

Warrants                                        (3)                  (3)                        (3)

Common stock, par value $.001(5)(6)             (3)                  (3)                        (3)

Totals                                    $30,000,000(7)           100%(8)             $30,000,000(7)(8)              $7,920(9)
==================================================================================== ===============================================


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance of securities registered hereunder. No separate consideration will be received for common stock, preferred stock, debt securities or warrants that are issued upon conversion or exchange of debt securities, preferred stock, depositary shares or warrants.

(2) The debt securities registered hereby include such additional amount as may be necessary so that, if debt securities are issued at an original issue discount, the aggregate initial offering price of all debt securities will equal $30,000,000.

(3) Omitted pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended (the "Act").

(4) To be represented by depository receipts representing an interest in all or a specified portion of a share of preferred stock.

(5) There is also registered hereunder such indeterminate number of shares of common stock as may from time to time be issued upon conversion or exchange of debt securities, preferred stock, depository shares or warrants registered hereunder.

(6) Includes Preferred Share Purchase Rights ("Rights"). The Rights are associated with and trade with the common stock. The value, if any, attributable to the Rights is reflected in the market price of the common stock.

(7) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $30,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including the euro. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(8)  Estimated solely for the purposes of computing the registration fee.

(9)  Calculated pursuant to Section 6(b) of the Act.



                              --------------------



         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

         SUBJECT TO COMPLETION                            PRELIMINARY PROSPECTUS
                                                          DATED AUGUST 16, 2000




                                     [LOGO]





                         BOLDER TECHNOLOGIES CORPORATION

                       COMMON STOCK, PREFERRED STOCK, DEBT
                   SECURITIES, DEPOSITARY SHARES AND WARRANTS

                              --------------------

         We may offer from time to time up to $30,000,000 of our common stock, preferred stock, debt securities, depository shares or warrants. When we offer securities, we will provide you with a prospectus supplement or term sheet describing the terms of the specific issue of securities, including the offering price of the securities.

         You should read this prospectus and the prospectus supplement or term sheet carefully before you invest. The prospectus supplement or term sheet for each offering of securities will describe in more detail the plan of distribution for that offering. For general information about the distribution of the securities offered, please see "Plan of Distribution" on page 20.

         Our address and telephone number are: BOLDER Technologies Corporation, 4403 Table Mountain Drive, Golden, Colorado 80403, (303) 215-7200.

                              --------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR SECURITIES.

                              --------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              --------------------


                                     , 2000

                                TABLE OF CONTENTS



                                                                                                               Page
                                                                                                           -------------

Where You Can Find More Information....................................................................         2
Forward-Looking Statements.............................................................................         3
About this Prospectus..................................................................................         4
The Company............................................................................................         4
Risk Factors...........................................................................................         7
Use of Proceeds........................................................................................         12
Ratio of Earnings to Fixed Charges and Ratio of Earnings
  to Combined Fixed Charges and Preferred Stock Dividends..............................................         12
The Securities.........................................................................................         13
Description of Common Stock............................................................................         13
Description of Preferred Sock..........................................................................         15
Description of Debt Securities.........................................................................         17
Description of Depository Shares.......................................................................         19
Description of Warrants................................................................................         19
Plan of Distribution...................................................................................         20
Legal Matters..........................................................................................         22
Experts................................................................................................         22

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, New York, New York 10048. You can also inspect such materials at The National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

         Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our SEC filings at the SEC's web site, "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supercedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus. Information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         o    Quarterly Report on Form 10-Q for the period ended March 31, 2000;

         o    Quarterly Report on Form 10-Q for the period ended June 30, 2000;

         o    Current Report on Form 8-K dated March 24, 2000;

         o    Definitive Proxy Statement filed April 28, 2000; and



                                       2.

         o The description of common stock contained in our Registration Statement on Form 8-A declared effective by the Commission on April 29, 1996, including any amendment or reports filed for the purpose of updating such description.

         You may request a copy of these filings (excluding exhibits which are not specifically incorporated by reference into this prospectus), at no cost to you, by writing or telephoning us at:

                         BOLDER Technologies Corporation
                            4403 Table Mountain Drive
                             Golden, Colorado 80403
                          Attention: Investor Relations
                            Telephone: (303) 215-7200
                            http://www.boldertmf.com

         This prospectus constitutes a part of a registration statement on Form S-3 that has been filed with the SEC. SEC rules permit us to omit certain of the information contained in the registration statement. For such information, please refer to the registration statement on file with the SEC, including the exhibits to the registration statement. The information contained on our Web site does not constitute a part of this prospectus.

                              --------------------

         YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                           FORWARD-LOOKING STATEMENTS

         Statements about our expectations and all other statements made in this registration statement or incorporated by reference hereby, other than historical facts, are forward-looking statements. Those statements include words such as "anticipate," "estimate," "project," "intend" and similar expressions which we have used to identify these statements as forward-looking statements. These statements appear throughout this prospectus and are statements regarding our intent, belief, or current expectations, primarily with respect to the operations of BOLDER Technologies Corporation or related industry developments. You are cautioned that any such forward-looking statements do not guarantee future performance and involve risks and uncertainties, and that actual results could differ materially from those discussed here and in the documents incorporated by reference in this prospectus. These factors, as and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, a copy of which may be obtained from us without charge. See "Where You Can Find More Information."




                                       3.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement (No. 333-     )
that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may offer from time to time up to $30,000,000 of any of the following securities, either separately or in units: common stock, preferred stock, debt securities, depositary shares representing preferred stock and warrants. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement or term sheet that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus.

                                   THE COMPANY

         We manufacture and market innovative rechargeable battery powered products for the consumer and other aftermarkets based on our patented thin metal film ("TMF(R)") technology. Our high power density batteries recharge very rapidly, possess no memory effect, provide superior performance in cold temperatures and are much smaller in size than conventional lead acid batteries. On a specific power (watts per kilogram) basis, our TMF(R) cells perform at 8 to 10 times the level of traditional lead acid batteries that currently provide power for automobiles, trucks and boats. We are presently manufacturing TMF(R) cells at a rate of 30,000 to 35,000 per week, and we intend to continuously enhance our manufacturing processes and capability to meet anticipated demand.

         Our high power density TMF(R) cells are designed to quickly and efficiently deliver large bursts of power. This contrasts with high energy density batteries which are designed to provide low amounts of power over an extended period of time for applications such as laptop computers, cellular telephones and other electronic devices. We believe the performance attributes of TMF(R) batteries make them ideal for numerous applications, such as engine starting of all types (both jump starting and primary starting), as well as other applications such as standby power, industrial power quality maintenance, hybrid electric vehicles and fuel cell applications.

         We are developing products for engine starting applications in the automobile, commercial truck, motorsports and marine markets. There are two major categories of engine starting applications - jump starting and primary starting.

         o JUMP STARTING. We introduced our first commercial product, SECURESTART(TM), in September 1999. SECURESTART(TM) is an easy to use jump-starter that utilizes six of our 1 Ah (Ampere-hour) cells and built-in cables to quickly jump-start cars and trucks with "dead" batteries. The SECURESTART(TM) instant engine starter is now available through Wal-Mart, Sears, Target, Auto-Zone, Orchard Supply Hardware, The Tool Warehouse, Home Hardware Canada, and G.I. Joe Auto and Sporting Goods stores, as well as several catalogs including SkyMall, Herringtons and Sears. In April 2000, we commenced shipments of our marine version of the SECURESTART(TM) jump-starter, which includes corrosion proofing of the control electronics, cables and tin-plated clamp jaws, making it ideal for boating applications. The marine product is currently being sold through West Marine and Barclay Marine Distributor Corporation. In addition, we launched an e-commerce website to sell SECURESTART(TM) products directly to consumers.

         o PRIMARY STARTING. We plan to introduce primary starting batteries for motor boats, commercial trucks, and automobiles, beginning in the first quarter of 2001 with a marine dedicated starting battery that attaches to the side of the existing battery in a boat and permanently provides the starting function, even if the existing energy battery is discharged. This product will not only provide the boat owner with a "guaranteed start" but also extends the life of the existing battery or batteries as they no longer need to perform the starting function, which is the highest drain on the battery. Subsequent to 2001, we expect to launch a dedicated truck starting battery and an auto aftermarket replacement battery. These new products will be based on our TMF(R) technology and will be designed to start a car or truck even if the traditional lead acid batteries have been fully discharged. The marine dedicated starting battery will incorporate six of our 1 Ah cells, while the truck and automobile dedicated starting batteries will incorporate six larger cells, probably in the 3 Ah to 5 Ah range.



                                       4.

              Due to the increasing electrical demands of the modern automobile over the course of the next several years, we believe that the world's manufacturers will replace the current 12-volt battery system in automobiles with a 36-volt battery system. Once adopted, the new system will increase electrical power, boost fuel efficiency and allow manufacturers to save significant weight from the reduction of copper wire used in each vehicle. However, conventional car batteries will weigh too much and take up too much room to be easily implemented. Using our TMF(R) technology, manufacturers could save approximately 20% to 50% of the weight and 20% to 60% of the volume of conventional car batteries. According to Autoweek magazine, BMW will be the first OEM (original equipment manufacturer) to release a 36-volt battery system car when it does so in the second half of 2002, in its flagship 7 series 2003 model. We believe several other OEMs will convert to 36-volt batteries over the course of the next several years and that, ultimately, all cars will convert to 36-volt batteries.

              We granted Johnson Controls, Inc. ("JCI") a royalty-bearing worldwide exclusive license with respect to the automotive primary starting market. JCI is a major supplier of batteries to the automobile industry and has announced plans to offer engine starting batteries, based upon our TMF(R) technology, for 36-volt systems. We will earn a royalty from JCI based on its sales of primary starting batteries that use TMF(R) technology. Additionally, we plan to become a second supplier to the OEM market by introducing our own line of primary starting batteries after JCI's exclusivity ends in July 2001. JCI currently owns approximately 3.3% of our outstanding shares of common stock.

         o OTHER APPLICATIONS. In addition to engine starting, our batteries have features that are effective in applications such as standby power, industrial power quality maintenance, hybrid electric vehicles and fuel cell applications.

                o Because of their very fast response time and quick discharge capability, TMF(R) batteries are an excellent backup to provide instantaneous bridging power for electronics and for uninterruptible power supply.

                o TMF(R) batteries can be used for industrial power quality maintenance, eliminating voltage sags by instantaneously filling in the required power.

                o Hybrid electric vehicles typically perform poorly when high power is required, i.e., for rapid acceleration or for hill climbing. TMF(R) batteries are a natural complement for this application.

                o TMF(R) batteries can be used as a supplement to fuel cell technology for both stationary and vehicular applications. For stationary applications, TMF(R) batteries function as a standby power source to provide instantaneous power bridging for fuel cell generators or to maintain power quality. For vehicular applications, TMF(R) batteries provide supplemental power for acceleration and hill climbing.

         We believe there are barriers to entry for potential competitors interested in developing technology similar to our TMF(R) technology.

         o INTELLECTUAL PROPERTY PROTECTION. We hold 7 registered and 12 pending United States patents and 6 registered and 17 pending foreign patents covering a number of inventions relating to various aspects of our TMF(R) technology. In addition, unfair competition and trade secrets laws protect certain aspects of our intellectual property and proprietary rights. We believe our issued and pending patents and other intellectual property rights provide significant protection for our proprietary designs and processes.

         o TECHNOLOGY AND MANUFACTURING EXPERTISE. We have invested a significant amount of time and capital in developing our TMF(R) technology and the associated manufacturing process. Through the use of sophisticated process controls, we have collected large amounts of data regarding the characteristics and performance of the TMF(R) batteries we have produced to date. We have utilized


                                       5.

              this information to substantially refine our TMF(R) battery technology and manufacturing process. Based on our experience, we believe it would take a significant amount of time and a substantial capital investment to develop a competing high power density battery technology.

         o EXPERIENCED MANAGEMENT AND KEY EMPLOYEES. Our executive officers and key employees have extensive experience in the battery industry and, in particular, in designing, developing and producing small format, spiral-wound batteries, such as our TMF(R) batteries. We believe this specialized expertise gives us a competitive advantage.

         Our objective is to become a major supplier of high power density rechargeable batteries and innovative battery-powered products. Our strategies for achieving this objective include:

         o developing products that exploit the unique capabilities of TMF(R)batteries;

         o creating brand recognition for our trademarks, including SECURESTART(TM) and TMF(R);

         o using precision process control and advanced analytical tools for improved performance and reduced manufacturing costs; and

         o    protecting and enhancing our proprietary technology base.

         We were incorporated in Colorado in 1991 and reincorporated in Delaware in 1993. Our executive offices are located at 4403 Table Mountain Drive, Golden, Colorado 80403, and our telephone number is (303) 215-7200.





                                       6.

                                  RISK FACTORS

         An investment in our securities involves a high degree of risk. You should carefully consider the following "Risk Factors" before you decide to buy our securities. The risks discussed below, as well as other risks not presently known to us or that we currently deem immaterial, may have a material adverse effect on our business, results of operations and financial condition.

WE HAVE A LIMITED OPERATING HISTORY AND ARE SUBJECT TO MANY RISKS APPLICABLE TO A YOUNG COMPANY.

         Since our inception in 1991, we have been principally engaged in research and development activities relating to our TMF(R) batteries. We commenced commercial production of our TMF(R) batteries in October 1998. We will encounter the risks and difficultieS frequently encountered by companies that have recently made a transition from research and development activities to commercial production, including those set forth below.

WE HAVE A HISTORY OF LOSSES, WE EXPECT TO LOSE MONEY IN THE FUTURE AND WE MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY.

         We have not achieved profitability or earned substantial revenues from the sale of our products. As of June 30, 2000, we had an accumulated deficit of $62.8 million. We do not expect to be profitable prior to the second half of 2001, at the earliest. Prior to achieving profitability, we expect to incur significant losses as we continue to incur substantial sales and marketing, research and development and general and administrative expenses. No assurance can be given that we will ever be profitable or, if we do achieve profitability, that we will sustain or increase profitability.

MARKET ACCEPTANCE OF OUR TMF(R) BATTERIES AND END-USER PRODUCTS IS UNCERTAIN.

         The markets for our products are unproven, and no assurance can be given that market acceptance will be achieved. Our success will depend, in large part, on our ability to meet end-user and OEM customer requirements by developing and introducing, on a timely basis, new products and enhanced or modified versions of our existing products. We cannot assure that we will be able to do so. We may have large inventory write downs if our products do not sell at expected prices, or in expected quantities.

WE HAVE LIMITED EXPERIENCE IN MARKETING OUR PRODUCTS AND WE ARE DEPENDENT ON OTHERS TO DO SO.

         We have limited experience in marketing our products and will be dependent on outside sales representatives, distributors, resellers and retail operators to do so. We may not be able to obtain additional or retain any present or future sales representatives, distributors, resellers or retailers needed to develop material retail sales. It is likely that any agreements we may enter into with such persons will not be exclusive, will not have minimum purchase or resale requirements and may be terminated by either party without cause. These other persons will not be within our control and may carry products that are competitive with our products, not give a high priority to the marketing of our products, not continue to carry our products or not adequately market our products.

WE MUST CONTINUE TO DEVELOP OUR MANUFACTURING CAPABILITIES.

         The difficulties and risks related to the implementation of our manufacturing line and new process technology have in the past, and may in the future, materially adversely affect our operating results. We have not yet operated our initial automated line at full capacity or over an extended period of time.

         In order to become profitable, we must continue to increase the production yield of our existing manufacturing line and successfully fabricate, install and qualify additional automated production equipment that will produce at acceptable yields. In addition, because we are in the early stages of commercial production, we have not yet produced batteries in quantities sufficient to absorb our fixed manufacturing costs. We will continue to report gross losses until we are able to produce batteries in quantities that allow us to absorb these costs and generate gross profit.



                                       7.

         Any fire or other calamity affecting the existing line or our facility could have a material adverse effect on us because we have only one manufacturing line and expect that any additional lines we build in the foreseeable future will be located in our current building.

         We will also need to hire and train a substantial number of new manufacturing workers. The availability of skilled and unskilled workers in the Denver metropolitan area, the site of our manufacturing facility, is limited due to a relatively low unemployment rate.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND OUR OPERATIONS WHEN NEEDED.

         From our inception, we have financed our operations primarily through private and public offerings of our equity securities. We have capital resources to allow operation through at least December 2000. We will require substantial capital resources in the future. We do not have any availability under our loan agreement or other capital resources. Our inability to obtain required capital resources when needed would have a material adverse effect on our business, results of operations and financial condition.

FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD ADVERSELY AFFECT OUR BUSINESS.

         Our transition from a development stage company to a manufacturing company has strained, and will continue to strain, our managerial, operational and financial resources. If our products achieve market acceptance, we will need to increase our number of employees, significantly increase our manufacturing capability and enhance our operating systems and practices. We cannot assure you that we will be able to effectively do so or otherwise manage our future growth.

WE ARE DEPENDENT UPON EFFECTIVE STRATEGIC RELATIONSHIPS.

         Our business strategy includes relying on a limited number of strategic relationships for the commercialization of our products, assistance in the design and development of our products and manufacturing and marketing expertise. Our existing relationships may be inadequate to, and we may be unable to enter into other relationships that will, achieve our objectives in these areas. To the extent we enter into strategic partnerships, we may be required to share revenues, contribute to expenses and grant to the other parties licenses to manufacture, market or sell products based upon our TMF(R) technology, any of which could adversely affect our operating results.

IF WE ARE UNSUCCESSFUL IN SELLING TO OEMS, OUR BUSINESS COULD BE HARMED.

         Our business strategy includes selling our products to OEMs, and we are investing resources to do so. No assurances can be given that we will be successful in selling to OEMs. The ability of OEMs to successfully integrate our products into their products and to successfully market those products is beyond our control.

WE RELY ON THIRD PARTIES TO MANUFACTURE PARTS FOR AND ASSEMBLE OUR PRODUCTS.

         We currently rely on third parties to manufacture parts for and assemble our SECURESTART(TM) products. We may outsource additional manufacturing and assembly work in the future. These third parties are not under our control, and their failure to perform could have a material adverse effect on our business, results of operations and financial condition.

WE ARE DEPENDENT ON OUR SUPPLIERS FOR RAW MATERIALS.

         To date, we have used sole or limited source suppliers for certain key raw materials used in our products. We have no long-term contracts or other guaranteed supply arrangements for any of these materials. If our suppliers are unable to meet our quality and volume requirements for raw materials in a timely manner and at an acceptable cost, it could have a material adverse effect on our business, results of operations and financial condition.



                                       8.

INTENSE COMPETITION EXISTS IN THE BATTERY AND ENGINE JUMP STARTING INDUSTRIES AND WE EXPECT COMPETITION TO CONTINUE TO INTENSIFY.

         Competition in the battery and engine jump starting industries is intense and is expected to increase in the future. Our competitors range from development stage companies to major domestic and international companies.

         Many of our competitors have significant financial resources, established market positions, longstanding relationships with OEMs and other customers and significantly greater name recognition, technical, marketing, sales, manufacturing, distribution and other resources than we do. We cannot give assurance that we will be able to compete successfully with those companies, including JCI, in the markets where JCI has a license from us, and other competitors.

         Prestone Products Corporation (a subsidiary of AlliedSignal Corporation), Century Mfg. Co. ("Century," a subsidiary of Pentair, Inc.) and others are marketing portable jump starters for automotive, marine and other applications, some of which are priced materially lower than SECURESTART(TM), and offer a variety of features. Some of these products, with a power inverter, can also power computers and other small appliances. While we believe SECURESTART(TM) is superior to these other products in several respects, no assurance can be given that we will market SECURESTART(TM) successfully against the products of these other companies.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IF WE FAIL TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES.

         The battery industry has experienced, and is expected to continue to experience, rapid technological change. If competing technologies that outperform our batteries are developed and successfully introduced, our business, operating results and financial condition may be materially adversely affected.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

         Patents, trade secrets and other proprietary rights are important to our success and competitive position. Our efforts to protect our proprietary rights may be inadequate and may not prevent others from claiming violations by us of their proprietary rights.

         We cannot be certain that any of our issued patents will afford meaningful protection against competitors with similar technology because the status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain. Some foreign countries provide significantly less patent protection than the United States. Moreover, we cannot be certain that our pending applications will result in issued patents.

         In addition to patent protection, we rely on the law of unfair competition and trade secrets to protect our proprietary rights. Other companies may infringe upon our patents and other proprietary rights or may obtain patents that will require us to license or design around such patents. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and the outcome could be uncertain. The unauthorized misappropriation of our proprietary rights could have a material adverse effect on our business, results of operations and financial condition.

WE ARE NOW, AND MAY IN THE FUTURE BE, SUBJECT TO CLAIMS ALLEGING INTELLECTUAL PROPERTY INFRINGEMENT.

         We are now, and may in the future be, subject to claims alleging that we have infringed third-party proprietary rights. If we were to discover that any of our products infringed third-party rights, we may not be able to obtain permission to use those rights on commercially reasonable terms. If we resort to legal proceedings to defend against alleged infringements, the proceedings could be burdensome and expensive and could involve a high degree of risk.

         In September 1999, Century filed a complaint against us in the United Stated District Court for the District of Minnesota. Century manufactures a line of portable power and jump starting products and held discussions with us in 1996 regarding the possible incorporation of our TMF(R) batteries into its potential products. Century alleges that the concept of using a charging battery to charge and prolong the shelf life of our TMF(R) cells in a jump starting product is proprietary to Century and that, among other things, we have misappropriated Century's trade secrets and




                                       9.

breached a confidentiality agreement in producing and manufacturing SECURESTART(TM). The complaint seeks injunctive relief and unspecified damages.

         In October 1999, the Federal District Court Judge hearing the case denied Century's request for a preliminary injunction, stating that Century had not shown either a probability of prevailing on the merits or irreparable injury, both of which must be established to obtain a preliminary injunction. This determination does not dispose of the case, which remains pending trial.

         Century previously informed us that it had a United States patent application pending in which certain claims covered the SECURESTART(TM) product. In December 1999, the United States Patent Office issued the patent to Century. Thereafter, Century filed a second complaint against us in the United States District Court for the District of Minnesota. In its second complaint, Century alleged that SECURESTART(TM) infringes the patent that was issued by the United States Patent Office. Century's second complaint has been consolidated with the first action, and now all of Century's claims are pending in the first action.

         We have answered Century's complaint and asserted counterclaims for Century's misappropriation of our own trade secrets and confidential information. We believe that Century's claims are without merit, intend to defend against them vigorously and intend to press forcefully our counterclaims.

WE MAY NOT BE ABLE TO SUCCESSFULLY OPERATE OUR BUSINESS IF WE LOSE KEY PERSONNEL OR FAIL TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL.

         We believe that our success will depend on the continued services of our senior management team and other key personnel, as well as our ability to attract and retain skilled personnel. The loss of any of our senior management team or other key employees or our failure to attract and retain the necessary scientific, manufacturing, sales and marketing personnel could have a material adverse effect on our business, results of operations and financial condition.

ENVIRONMENTAL MATTERS MAY MATERIALLY ADVERSELY AFFECT US.

         Our operations involve the storage, use and disposal of a number of toxic and hazardous materials, including lead, lead oxide, sulfuric acid, solvents and adhesives. We are required to maintain our research and manufacturing operations in compliance with United States federal, state and local laws and regulations, including but not limited to CERCLA and OSHA, that govern the storage, use and disposal of various chemicals used in and waste materials produced by the manufacture of our TMF(R) batteries.

         We may be unable to operate in conformity with applicable environmental and safety laws and regulations. Changes in these laws or regulations may require us to incur substantial capital or operating costs to achieve or maintain compliance. Any failure by us to comply with safety laws and regulations, including adequately controlling the discharge of our hazardous materials and wastes, could have a material adverse effect on our business, results of operations and financial condition.

OUR PRODUCTS LIABILITY INSURANCE MAY NOT BE SUFFICIENT TO COVER PRODUCTS LIABILITY CLAIMS.

         The sale of our products may expose us to products liability claims from consumers. Although we maintain products liability insurance in amounts we believe are commercially reasonable, we cannot be certain that insurance will be adequate to cover any potential liability relating to one or more claims of products liability, or that such insurance will be available at an acceptable cost in the future.

         In this regard, lead acid batteries, including our TMF(R) battery, may develop significant internal pressures during severe overcharge conditions due to the release of gases as a byproduct of the chemical reaction occurring in the cell. In order to prevent potential pressure build up, our batteries incorporate a Bunsen pressure relief valve which, under normal overcharge conditions, will allow the venting of small amounts of gases, primarily hydrogen and oxygen. If the batteries are subjected to abusive overcharge or overdischarge conditions, larger amounts of these gases may be vented and, when mixed with air, might cause explosions. In addition, under such conditions,



                                      10.

toxic gases or sulfuric acid spray may be released. Sulfuric acid can cause burns and other severe injuries. Such occurrences or misuse of our products may result in products liability claims against us.

CONTROL BY EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL.

         Approximately 38% of our outstanding stock is owned by three institutional investors. These stockholders may be able to significantly influence or control matters that require stockholder approval, including electing directors and approving significant corporate transactions.

CERTAIN PROVISIONS IN OUR CORPORATE DOCUMENTS MAY DISCOURAGE OUR ACQUISITION BY OTHERS AND THUS DEPRESS OUR STOCK PRICE.

         Our corporate documents, including our stockholder rights plan, and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. These and other provisions could limit the price that investors might be willing to pay for our securities or preclude a sale of our company at a time and price beneficial to our stockholders.

A NUMBER OF FACTORS COULD CAUSE THE PRICES FOR OUR SECURITIES TO CONTINUE TO BE HIGHLY VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL OUR SECURITIES AT OR ABOVE THE OFFERING PRICE.

         Our annual and quarterly operating results may fluctuate and may be below expectations of public market analysts and investors. If this occurs, the trading price of our securities could significantly decline. The market price of our securities could also fall if the holders of our securities sell substantial amounts of our securities, including securities issued upon the exercise of outstanding options and warrants and upon conversion of the outstanding Series A Preferred Stock. Some of our security holders are entitled to certain registration rights. The exercise of those rights could adversely affect the market price of our securities.

         For these and other reasons, the market price of our common stock has been and is likely to continue to be volatile. No assurance can be given that investors will be able to sell our securities at or above the offering price.




                                      11.

                                 USE OF PROCEEDS

         We intend to use the net proceeds from the sale of the securities to repay indebtedness and for general corporate purposes, unless otherwise specified in the prospectus supplement or term sheet relating to such securities. Pending such applications, we will invest the net proceeds in interest-bearing investment grade securities.

            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         We had no earnings for the periods presented. Accordingly, our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends are not meaningful for the periods presented.

         The following table sets forth our deficiency of earnings to fixed charges and deficiency of earnings to combined fixed charges and preferred dividends for the periods presented.


                               Six Months
                                 Ended                          Year Ended December 31,
                                June 30,    -------------------------------------------------------------------
                                 2000          1999          1998          1997          1996           1995
                              -----------   -----------   -----------   -----------   -----------   -----------

Deficiency of earnings
   to fixed charges           $10,869,784   $22,033,478   $11,590,207   $ 9,696,729   $ 3,612,432   $ 3,313,817

Deficiency of earnings to
   combined fixed charges
   and preferred dividends    $11,708,572   $23,736,254   $13,317,324   $10,099,049   $ 3,612,432   $ 3,313,817




                                      12.

                                 THE SECURITIES

         We intend to sell our securities from time to time. These securities may include the following, in each case as specified by us at the time of offering: (1) common stock, (2) preferred stock, (3) debt securities, comprising senior debt securities and subordinated debt securities, each of which may be convertible into common stock or preferred stock, (4) depository shares representing preferred stock, and (5) warrants to purchase debt securities, preferred stock, common stock or units representing any combination of the foregoing securities.

         We will offer the securities to the public on terms determined by market conditions at the time of sale and set forth in a prospectus supplement or term sheet relating to the specific issue of securities. We will offer the securities described in this prospectus either separately or together in one or more series of up to $30,000,000 aggregate public offering price or its equivalent in foreign currencies or units of two or more currencies, based on the applicable exchange rate at the time of the offering, as shall be designated by us at the time of the offering.

         Our authorized capital stock presently consists of 25,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share, of which 325,000 are designated Series A Preferred Stock and 250,000 are designated Series B Junior Participating Preferred Stock. As of June 30, 2000, there were approximately 270 record holders of our common stock.

                           DESCRIPTION OF COMMON STOCK

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

         American Stock Transfer & Trust Company acts as transfer agent and registrar for the common stock.

SHAREHOLDER RIGHTS PLAN

         Each share of common stock has associated with it one right (a "Right") to purchase one one-hundredth of a share of Series B Junior Participating Preferred Stock (or in certain cases other securities) of the Company. The terms of the Rights are set forth in a Rights Agreement (as amended from time to time, the "Rights Agreement") dated as of January 23, 1998, between the Company and American Stock Transfer & Trust Company, as Rights Agent. Prior to the occurrence of certain specified future events, the Rights will not be represented by separate certificates and will be transferable with and only with the associated common stock.

         Pursuant to the Rights Agreement, in the event that, among other things, a third party acquires beneficial ownership of 15% or more of the outstanding shares of the common stock, each holder of Rights will be entitled to purchase securities of the Company having a market value equal to twice the purchase price thereof. In addition, Rights held by an Acquiring Person (as defined in the Rights Agreement) will become null and void, nontransferable and nonexercisable.

         Subject to certain limitations, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. The Rights will expire on January 23, 2008, unless earlier redeemed by us.

         Our Shareholder Rights Plan may have the effect of discouraging unsolicited takeover attempts.



                                      13.

         The foregoing summary of certain terms of the Rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rights Agreement, a copy of which is on file with the Securities and Exchange Commission.

OUTSTANDING REGISTRATION RIGHTS

         Pursuant to an existing agreement between the Company and certain of its stockholders, the holders (or their permitted transferees) of approximately 7,553,165 shares of common stock and 195,102 shares of common stock issuable upon the exercise of warrants to purchase common stock (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of the registration and are entitled to include, at our expense, such shares therein, provided, among other conditions, that the underwriters have the right to limit the number of such shares included in the registration. In addition, certain of the Holders may require us, on not more than two occasions, to file a registration statement under the Securities Act, at our expense, with respect to their shares of common stock, and we are required to use our best efforts to effect the registration, subject to certain conditions and limitations. However, the Holders may not require us to file any such registration statement within 90 days of the effective date of any prior registration statement covering our common stock, and we may defer the filing of such registration statement for up to 120 days. Further, certain of the Holders may require us, at our expense, to register their shares of common stock on a Form S-3, subject to certain conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of the corporation's voting stock.

         Our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing; provided, however, that the holders of Series A Preferred Stock may, until such time as the Series A Preferred Stock is registered pursuant to any effective registration statement under Section 12 of the Securities Exchange Act of 1934, as amended, act by written consent so long as such action by written consent is solely being taken by, and is only applicable to, the holders of Series A Preferred Stock. Special meetings of our stockholders may be called only by our board of directors, the chairman of our board of directors or our chief executive officer. The Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of our board of directors, and that directors can only be removed for cause by a majority vote of our stockholders. In addition, the Certificate of Incorporation provides for the classification of our board of directors into three classes, only one of which shall be elected at any given annual meeting. These provisions may have the effect of delaying, deterring or preventing a change in control of the Company, depressing the market price of our common stock or discouraging hostile takeover bids in which our stockholders could receive a premium for their shares of common stock.

LIMITATION ON DIRECTORS' LIABILITY

         Our Certificate of Incorporation limits the liability of our directors or stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware Law. Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of





                                      14.

Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit.

         The inclusion of this provision in our Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL DESCRIPTION

         The following description sets forth general terms of preferred stock that we may issue. The terms of any series of the preferred stock will be described in the prospectus supplement or term sheet relating to the preferred stock being offered thereby. The description set forth below and in any prospectus supplement or term sheet does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation, which is filed as an exhibit to this registration statement and the Certificate of Designations (the "Certificate of Designations") relating to each particular series of the preferred stock, which will be filed with the Securities and Exchange Commission at or prior to the time of sale of such preferred stock.

         Pursuant to the Certificate of Incorporation, we are authorized to issue up to 5,000,000 shares of undesignated preferred stock, par value $0.001 per share. Our board of directors has the authority, without approval of our stockholders, to issue all of the shares of preferred stock which are currently authorized in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. Because our board of directors has the power to establish the preferences and rights of each series, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock or other series of preferred stock. The issuance of the preferred stock could have the effect of delaying or preventing a change in control of the Company. In connection with our Shareholder Rights Plan, we are obligated to issue shares of Series B Junior Participating Preferred Stock if the shareholder rights become exercisable.

         In addition, as described under "Description of Depositary Shares," we may offer depositary shares evidenced by depositary receipts, each representing a fraction (to be specified in the prospectus supplement or term sheet relating to the depositary shares offered thereby) of a share of the particular series of preferred stock issued and deposited with a depositary, in lieu of offering full shares of such series of preferred stock.

         The preferred stock will have the dividend, liquidation, redemption, voting and conversion or exchange rights specified in the prospectus supplement or term sheet relating to the particular series of preferred stock offered thereby. In addition, the applicable prospectus supplement or term sheet will describe the other terms of the preferred stock, including, where applicable, the following:

         o the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

         o    the offering price;

         o the dividend rate (or method of calculation), the dividend periods, the date on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

         o    any redemption or sinking fund provisions;

         o    any conversion or exchange provisions;

         o    voting rights, if any;




                                      15.

         o to the extent permitted by applicable law, whether such preferred stock will be issued in certificated or book-entry form;

         o whether such preferred stock will be listed on a national securities exchange or the NASDAQ Stock Market;

         o    information with respect to book-entry procedures, if any; and

         o any additional rights, preferences, privileges, limitations and restrictions of such preferred stock (which may not be inconsistent with the provisions of the Certificate of Incorporation or the Certificate of Designations establishing such series of preferred stock).

         The preferred stock will be, when issued against payment therefor, fully paid and nonassessable. Holders thereof will have no preemptive rights to subscribe for any additional securities that we may issue. Unless otherwise specified in the applicable prospectus supplement or term sheet, the shares of each series of preferred stock will rank on a parity with all other outstanding series of preferred stock issued by us as to payment of dividends (except with respect to cumulation thereof) and as to the distribution of assets upon our liquidation, dissolution, or winding up. Each series of preferred stock will rank senior to the common stock, and any other capital stock of ours that is expressly made junior to such series of preferred stock.

OUTSTANDING PREFERRED STOCK

         The Series A Preferred Stock constitutes a single series of our preferred stock. As of August 10, 2000, 325,000 shares of the Series A Preferred Stock are outstanding. All outstanding shares of Series A Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and the holders thereof have no preemptive rights in connection therewith. The Series A Preferred Stock is not subject to any sinking fund or other obligation of the Company to redeem or retire such shares except as described below. Any Series A Preferred Stock converted, redeemed or otherwise acquired by us will, upon cancellation of such shares, have the status of authorized but unissued preferred stock subject to issuance by our board of directors as shares of preferred stock of any one or more other series but not as shares of Series A Preferred Stock.

         The material rights, powers, preferences and limitations of the Series A Preferred Stock are set forth below:

         o Dividends. Holders of the Series A Preferred Stock are each entitled to receive (and we are required to pay), when, as and if declared by our board of directors, out of the funds of the Company legally available therefor, a semi-annual dividend payable in common stock (based upon the common stock's then fair market value) or cash or a combination of common stock and cash, at our option, at an annual rate equal to (i) $4.00 per share to the extent the dividend is paid in cash and (ii) $4.50 per share to the extent the dividend is paid in common stock. If dividends are paid in cash it could require us to pay $1,300,000 annually. If dividends are paid in common stock it will be dilutive to the holders of common stock.

         o Conversion Rights. Each share of Series A Preferred Stock is convertible at the option of the holder thereof at any time, unless previously redeemed, into that number of shares of common stock equal to $50.00 divided by a conversion price per share equal to $15.00, subject to certain adjustments.

         o Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock are each entitled to receive out of assets of the Company available for distribution to stockholders, whether from capital surplus or earnings, before any distribution of assets is made to holders of common stock and of any other class of stock of the Company ranking junior to the Series A Preferred Stock, liquidating distributions equal to the greater of (i) $50.00 per share of such Series A Preferred Stock or (ii) the amount per share of such Series A Preferred Stock that would have been payable had each such share been converted into common stock immediately prior to such event of liquidation, dissolution or winding up, plus, in either case, accrued and unpaid dividends.



                                      16.

         o Redemption Rights. Under certain circumstances, the shares of Series A Preferred Stock are redeemable at our option, in whole or in part, at any time or from time to time out of funds legally available therefor, at $50.00 per share, plus in each case an amount equal to accrued and unpaid dividends, if any, to (and including) the redemption date, whether or not earned or declared (the "Redemption Price"). The Redemption Price may be paid in shares of common stock or cash, or in a combination of common stock and cash, at our option.

         o Redemption at Option of Holder upon a Fundamental Change. If a Fundamental Change (as defined in the Certificate of Designation of the Series A Preferred Stock (the "Series A Certificate of Designation"), a copy of which has previously been filed with the Securities and Exchange Commission) occurs, each holder of Series A Preferred Stock shall have the right, at the holder's option, to require us to redeem all of such holder's Series A Preferred Stock, or any portion thereof that has an aggregate liquidation value that is a multiple of $50.00, on the date selected by us that is not less than 10 nor more than 20 days after the Final Surrender Date (as defined in the Series A Certificate of Designation), at a price per share equal to the Redemption Price. We may, at our option, pay all or any portion of the Redemption Price upon a Fundamental Change in shares of our common stock or any successor corporation.

         o Voting Rights. The holders of Series A Preferred Stock have voting rights on all matters subject to a vote of holders of common stock on an as-converted basis. If the Series A Preferred Stock has not been redeemed prior to October 8, 2003, our board of directors shall be increased and the holders of Series A Preferred Stock that have not been so redeemed shall be entitled, voting as a separate class, to elect additional directors to our board of directors so that the number of additional directors to be elected by the Series A Preferred Stock shall constitute not less than 20% (rounded to the nearest whole number) of the total number of directors after giving effect to such increase. Such right shall exist until the Series A Preferred Stock is redeemed.

                         DESCRIPTION OF DEBT SECURITIES

         Debt securities will be issued pursuant to an Indenture into which the Company and a qualified trustee to be specified in an applicable prospectus supplement or term sheet (the "Trustee") will enter.

         The Indenture will fix the terms of such debt securities, including:

         o the aggregate principal amount of such debt securities and whether there is any limit upon the aggregate principal amount of such debt securities that may be subsequently issued;

         o    the date on which such debt securities will mature;

         o the principal amount payable with respect to such debt securities whether at maturity or upon earlier acceleration, and whether such principal amount will be determined with reference to an index, formula or other method;

         o the rate or rates per annum (which may be fixed or variable) at which such debt securities will bear interest, if any;

         o    the dates on which such interest, if any, will be payable;

         o the provisions for redemption of such debt securities, if any, the redemption price and any remarketing arrangements relating thereto;

         o the sinking fund requirements, if any, with respect to such debt securities;

         o whether such debt securities are denominated or provide for payment in United States dollars or a



                                      17.

              foreign currency or units of two or more of such foreign currencies;

         o the form (registered or bearer or both) in which such debt securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of such debt securities in either form;

         o whether and under what circumstances we must pay additional amounts in respect of such debt securities held by a person who is not a U.S. person (as defined in the prospectus supplement or term sheet, as applicable) in respect of specified taxes, assessments or other governmental charges and whether we have the option to redeem the affected debt securities rather than pay such additional amounts;

         o    whether such debt securities are to be issued in global form;

         o the title of the debt securities and the series of which such debt securities shall be a part;

         o    the denominations of such debt securities;

         o whether, and the terms and conditions relating to when, we may satisfy certain of our obligations with respect to such debt securities with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions by delivering to the holders thereof securities or a combination of cash, other securities and/or property;

         o the terms of the debt securities with respect to the Events of Default set forth in the Indenture;

         o the terms, if any, upon which the debt securities may be convertible into our common stock, preferred stock or depository shares and the terms and conditions upon which such conversion will be effected, including the initial conversion price or rate, and the conversion period;

         o whether, and the terms and conditions relating to when, the debt securities may be transferred separately from warrants when such debt securities and warrants are issued together; and

         o    any other terms of the debt securities.

         Reference is made to the prospectus supplement for the terms of the debt securities being offered thereby, including whether such debt securities are senior debt securities or subordinated debt securities. We may deliver to purchasers of securities a term sheet instead of a prospectus supplement. This prospectus may be delivered prior to or concurrently with a term sheet.

         Prospective purchasers of debt securities should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as debt securities. The prospectus supplement or term sheet relating to any issue of debt securities will describe any such considerations.

         The debt securities will be issued, to the extent provided in the prospectus supplement or term sheet, in fully registered form without coupons, and/or in bearer form with or without coupons, and in denominations set forth in the prospectus supplement or term sheet. No service charge will be paid for any registration of transfer of registered debt securities or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection therewith. The Indenture will provide that debt securities issued thereunder may be issued in global form. If any series of debt securities is issuable in global form, the applicable prospectus supplement or term sheet will describe the circumstances, if any, under which beneficial owners of any such global debt securities may exchange such interests for debt securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal and any premium, additional amounts, and interest on, a global debt security will be payable or deliverable in the manner described in the applicable prospectus supplement or term sheet.



                                      18.

                        DESCRIPTION OF DEPOSITARY SHARES

         We may issue receipts for depositary shares, each of which will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under deposit agreements to be entered into among the Company, a bank or trust company, as depository, and the holders from time to time of the depositary receipts. A copy of the form of deposit agreement, including the form of certificates representing the depositary receipts, will be filed as an exhibit to this registration statement prior to the issuance of any depositary shares.

         The depositary shares are to be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to the depositary, we will cause the depositary to issue the depositary receipts on our behalf. Subject to the terms of the applicable deposit agreement, each holder of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby (including dividend, voting, conversion, redemption and liquidation rights), all as will be set forth in the prospectus supplement or term sheet relating to the depositary receipts offered thereby.

         The depositary shares will have the dividend, liquidation, redemption, voting and conversion or exchange rights specified in the applicable prospectus supplement or term sheet. The applicable prospectus supplement or term sheet will also describe the other terms of depositary shares offered thereby, the deposit agreement relating to such depositary shares and the depositary receipt certificates representing such depositary shares, including the following:

         o the designation, stated value and liquidation preference of such depositary shares and the number of shares offered;

         o    the offering price or prices;

         o the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

         o    any redemption or sinking fund provisions;

         o    any conversion or exchange provisions;

         o    any material risk factors relating to such depositary shares;

         o    the identity of the depositary; and

         o    any other terms of such depositary shares.

                             DESCRIPTION OF WARRANTS

         We may issue warrants for the purchase of debt securities, preferred stock, common stock, depository shares or units of any combination of the foregoing securities. Each series of warrants will be issued under a warrant agreement into which we will enter with a bank or trust company, as warrant agent, all as set forth in the prospectus supplement or term sheet relating to the warrants offered thereby. A copy of the form of warrant agreement, including the form of warrant certificates representing the warrants reflecting the provisions to be included in the warrant agreements in which we will enter with respect to particular offerings of warrants, will be filed as an exhibit to this registration statement prior to the issuance of any warrants.



                                      19.

         The applicable prospectus supplement or term sheet will describe the terms of the warrants offered thereby, the warrant agreement relating to such warrants and the warrant certificates, including the following:

         o    the offering price or prices;

         o the aggregate amount of securities that may be purchased upon exercise of such warrants and minimum number of warrants that are exercisable;

         o the number of securities, if any, with which such warrants are being offered and the number of such warrants being offered with each security;

         o the date on and after which such warrants and the related securities, if any, will be transferable separately;

         o the amount of securities purchasable upon exercise of each warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

         o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

         o the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

         o    any material risk factors relating to such warrants;

         o    the identity of the warrant agent; and

         o any other terms of such warrants (which shall not be inconsistent with the provisions of the warrant agreement).

         Warrant certificates may be exchanged for new warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement or term sheet. Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise or the right to vote such underlying securities.

         Prospective purchasers of warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The prospectus supplement or term sheet relating to any issue of warrants will describe such considerations.

                              PLAN OF DISTRIBUTION

         We may sell the securities to or through underwriters, to or through dealers, directly to one or more purchasers, or through agents. The prospectus supplement or term sheet with respect to the securities offered thereby will set forth the terms of the offering of the securities, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers, and any securities exchanges on which the securities may be listed.

         If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at varying prices determined at the time of sale. The securities may be offered to the public




                                      20.

either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters or agents. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement or term sheet relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement or term sheet. Unless otherwise set forth in the prospectus supplement or term sheet relating thereto, the obligations of the underwriters or agents to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

         If dealers are used in the sale of securities with respect to which this prospectus is delivered, we will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement or term sheet relating thereto.

         We may sell securities directly or through agents from time to time at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the securities with respect to which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement or term sheet relating thereto. Unless otherwise indicated in the prospectus supplement or term sheet, any such agent will be acting on a best efforts basis for the period of its appointment.

         In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended.

         If so indicated in the prospectus supplement or term sheet, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement or term sheet pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of such contracts.

         Agents, dealers and underwriters may be entitled, under agreements into which they enter with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

         We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement or term sheet, none of our directors, officers or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

         The securities may or may not be listed on a national securities exchange or the NASDAQ Stock Market.



                                      21.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Cooley Godward LLP, Boulder, Colorado.

                                     EXPERTS

         The audited financial statements incorporated by reference in this prospectus to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.





                                      22.

         NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE NOTES OR CONVERSION SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OR CONVERSION SHARES TO ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.





                                     [LOGO]





                         BOLDER TECHNOLOGIES CORPORATION





                       COMMON STOCK, PREFERRED STOCK, DEBT
                   SECURITIES, DEPOSITORY SHARES AND WARRANTS



                              --------------------


                                   PROSPECTUS


                              --------------------





                                     , 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.


                Registration fee................................................            $  7,920
                Printing and engraving expenses.................................              10,000
                Legal fees and expenses.........................................              15,000
                Accounting Fees and Expenses....................................               5,000
                Miscellaneous...................................................               5,000
                                                                                            --------
                   Total........................................................            $ 42,920


         ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Under Section 145 of Delaware Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended.

         Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and agents to the fullest extent permitted by Delaware Law. We are also empowered under our Bylaws to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify.

         In addition, our Certificate of Incorporation provides that to the fullest extent permitted by Delaware Law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware Law. Each of our directors will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities law or state or federal environmental laws.

         We have entered into indemnification agreements with each of our directors and officers under which we have indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being a director or officer of the Company, and we maintain directors' and officers' liability insurance.

         At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

         We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise.

         ITEM 16.  EXHIBITS.

         EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT

         1.1#         Form of Underwriting Agreement

         4.1*         Amended and Restated Certificate of Incorporation of the
                      Company

         4.2** Certificate of Designation of the Series A Preferred Stock of the Company

         4.3** Amendment to Certificate of Designation of the Series A Preferred Stock of the Company

         4.4*** Certificate of Designation of the Series B Junior Participating Preferred Stock of the Company

         4.5*         Amended and Restated Bylaws of the Company

         4.6** Amendment to the Amended and Restated Bylaws of the Company

         4.7** Specimen stock certificate representing shares of Series A Preferred Stock of the Company

         4.8* Specimen stock certificate representing shares of common stock of the Company

         4.9*** Rights Agreement between the Company and American Stock Transfer & Trust Company, dated January 23, 1998

         4.10***      Form of Rights Certificate

         4.11#        Indenture

         4.12#        Form of Note

         4.13#        Certificate of Designations for preferred stock

         4.14# Specimen stock certificate representing shares of preferred stock

         4.15#        Depository Agreement

         4.16#        Specimen depository receipt representing depository shares

         4.17#        Warrant Agreement

         4.18#        Form of Warrant

         5.1#         Opinion of Cooley Godward LLP

         12.1 Statement regarding computation of deficiency of earnings to fixed charges and deficiency of earnings to combined fixed charges and preferred stock dividends

         23.1         Consent of Arthur Andersen LLP

         23.2#        Consent of Cooley Godward LLP (included in Exhibit 5.1)

         24.1         Power of Attorney (see signature page hereto)

         25.1#        Statement of eligibility of trustee

         ----------------

         #        To be filed by amendment/incorporated by reference.

         * Previously filed as an exhibit to our Registration Statement on Form SB-2 (Registration No. 333-2500-D) and incorporated herein by reference.

         ** Previously filed as an exhibit to our Registration Statement on Form S-3 (Registration No. 333-41625) and incorporated herein by reference.

         *** Previously filed as an exhibit to our January 23, 1998 Form 8-K and incorporated herein by reference.

         ITEM 17.  UNDERTAKINGS.

         (a) We hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d)  We hereby undertake that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) We hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on August 11, 2000.

                                             BOLDER Technologies Corporation



                                             By /s/ JOSEPH F. FOJTASEK
                                                --------------------------------
                                                Joseph F. Fojtasek
                                                Chief Financial Officer


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger F. Warren and Joseph F. Fojtasek his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                                TITLE                                              DATE


/s/ ROGER F. WARREN                      Chief Executive Officer, President and Chairman       August 11, 2000
------------------------------------     of the Board (Principal Executive Officer)
         Roger F. Warren


/s/ JOSEPH F. FOJTASEK                   Chief Financial Officer and Vice President -          August 11, 2000
------------------------------------     Finance and Administration, Treasurer
         Joseph F. Fojtasek              (Principal Financial and Accounting Officer)


/s/ WILMER R. BOTTOMS                     Director                                              August 11, 2000
------------------------------------
         Wilmer R. Bottoms


/s/ WILLIAM D. CONNOR                    Director                                              August 11, 2000
------------------------------------
         William D. Connor


/s/ ROBERT N. HIATT                      Director                                              August 11, 2000
------------------------------------
         Robert N. Hiatt



/s/ DONOVAN B. HICKS                     Director                                              August 11, 2000
------------------------------------
         Donovan B. Hicks


/s/ DANIEL S. LANKFORD                   Director                                              August 11, 2000
------------------------------------
         Daniel S. Lankford


/s/ CARL S. STUTTS                       Director                                              August 11, 2000
------------------------------------
         Carl S. Stutts

                                INDEX TO EXHIBITS


         EXHIBIT
         NUMBER       DESCRIPTION

         1.1#         Form of Underwriting Agreement

         4.1*         Amended and Restated Certificate of Incorporation of the
                      Company

         4.2** Certificate of Designation of the Series A Preferred Stock of the Company

         4.3**        Amendment to Certificate of Designation of the Series A
                      Preferred Stock of the Company

         4.4***       Certificate of Designation of the Series B Junior
                      Participating Preferred Stock of the Company

         4.5*         Amended and Restated Bylaws of the Company

         4.6** Amendment to the Amended and Restated Bylaws of the Company

         4.7**        Specimen stock certificate representing shares of Series A
                      Preferred Stock of the Company

         4.8* Specimen stock certificate representing shares of common stock of the Company

         4.9***       Rights Agreement between the Company and American Stock
                      Transfer & Trust Company, dated January 23, 1998

         4.10***      Form of Rights Certificate

         4.11#        Indenture

         4.12#        Form of Note

         4.13#        Certificate of Designations for preferred stock

         4.14# Specimen stock certificate representing shares of preferred stock

         4.15#        Depository Agreement

         4.16#        Specimen depository receipt representing depository shares

         4.17#        Warrant Agreement

         4.18#        Form of Warrant

         5.1#         Opinion of Cooley Godward LLP

         12.1 Statement regarding computation of deficiency of earnings to fixed charges and deficiency of earnings to combined fixed charges and preferred stock dividends

         23.1         Consent of Arthur Andersen LLP

         23.2#        Consent of Cooley Godward LLP (included in Exhibit 5.1)


         EXHIBIT
         NUMBER       DESCRIPTION

         24.1         Power of Attorney (see signature page hereto)

         25.1#        Statement of eligibility of trustee

         ----------------

         #        To be filed by amendment/incorporated by reference.

         * Previously filed as an exhibit to our Registration Statement on Form SB-2 (Registration No. 333-2500-D) and incorporated herein by reference.

         ** Previously filed as an exhibit to our Registration Statement on Form S-3 (Registration No. 333-41625) and incorporated herein by reference.

         *** Previously filed as an exhibit to our January 23, 1998 Form 8-K and incorporated herein by reference.